Exhibit 99.1

Horizon Technology Finance Strengthens Capital Resources by Increasing
Capacity of Credit Facility to $200 Million

Farmington, Connecticut – February 28, 2022 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced that Horizon Secured Loan Fund I LLC, Horizon’s wholly-owned subsidiary (“HSLF”), has amended its senior secured debt facility with a large U.S. based insurance company. Under the amended agreement, the commitment to HSLF has increased by $100 million to enable HSLF to issue up to $200 million of secured notes.

The amendment to the credit facility extends the investment period to June 2023 and the maturity date to June 2028. In addition, the amendment, among other things, reduces the applicable margin used to calculate the credit facility’s interest rate on the Company’s borrowings above $100 million. Such borrowings will be priced at the three-year USD mid-market swap rate plus 3.00%. The facility is collateralized by certain of the Company's assets.

“We are pleased to further strengthen our capital resources and expand our lending capacity, enabling us to further grow our venture debt portfolio while reducing our cost of capital,” said Daniel R. Trolio, Executive Vice President and Chief Financial Officer of Horizon. “We look forward to utilizing this facility to deploy capital resources more efficiently and to continue diversifying our sources of debt. We believe we remain strongly positioned to continue delivering value to our shareholders.”

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of HRZN is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon Technology Finance Management LLC is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Portland, Maine, Austin, Texas, and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819